UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
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☐	Soliciting Material under § 240.14a-12

SEAPORT ENTERTAINMENT GROUP INC.

(Name of the Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

A Letter from the CEO

Dear Fellow Shareholders,

In 2024, we set out to define what Seaport Entertainment Group could become as a newly public company. Our ambition was not simply to operate a portfolio of assets, but to shape a collection of destinations where people actively choose to spend their time. We sit at the intersection of hospitality, entertainment, and real estate, and our core focus is straightforward – to build on the strengths of our unique locations to develop community-driven destinations, grounded in live entertainment, retail, food & beverage, arts & culture, and event-based experiences. Against that backdrop, I’m very excited to share the progress we’ve made in my first annual letter to you as President & CEO of Seaport Entertainment Group.

In 2025, our first full year as a public company, we advanced our vision through structural changes and disciplined execution, leading to tangible progress in shaping experiences and programming designed to deliver cultural relevance and long-term customer engagement. In an ever-changing world fueled by digital consumption and the promise of AI, the value of authentic experiences will only increase with time. When something feels real, people respond, and our ability to create a connection through meaningful, in-person experiences gives our guests a reason to come back. This is how we increase visitation and demand, which in turn drives the long-term viability and success of our underlying businesses.

At the Seaport in New York City, our progress is visible. Over the past year, we leased and programmed more than 153,000 square feet, reaching 90% planned occupancy through a mix of retail, event, food & beverage, and experiential concepts. The Rooftop at Pier 17 concert series had a record year of visitation, benefitting from an expansive event calendar and increased investment in the fan experience. This success was further exemplified by the 2026 Rolling Stone Audio Awards, which recently named The Rooftop at Pier 17 the Best Outdoor Music Venue in the United States. We also continued to elevate the neighborhood’s visibility by hosting large-scale events, including the Macy’s 4th of July Fireworks® and the New York City Wine & Food Festival, reinforcing the Seaport’s role as a leading destination for marquee experiences in New York City. These are not one-off events, but a central component of our long-term programming strategy, designed to give guests compelling reasons to return to the Seaport again and again.

In Las Vegas, the Aviators had a standout season, winning the 2025 Pacific Coast League Championship and competing for a national title in the Triple-A National Championship Game hosted at our Las Vegas Ballpark. Equally important, we built internal capabilities to scale our own non-baseball experiences. Enchant, our holiday-themed activation at the Las Vegas Ballpark is a good example of the types of non-baseball offerings we can deliver to the community; just one example of the kinds of opportunities we plan to pursue to increase the number of experiences that can drive consistent, off-season traffic to the Ballpark.

I’m pleased to say we’ve carried our momentum into 2026. In January, we sold the development site, 250 Water Street, strengthening our already solid balance sheet. In February, we announced the repositioning of the Tin Building through a long-term lease with Lux Entertainment to introduce the U.S. flagship of Balloon Museum, an innovative contemporary art experience, to the Seaport. Across our portfolio, we remain focused on providing curated and diverse experiences designed to deliver consistent guest engagement, which ultimately supports long-term sustainable cash flow.

None of this happens without our resilient, committed team. The work they did throughout 2025, which continued into 2026, required tough decisions, creative thinking, and a willingness to move quickly. Our people delivered on all of it. We continue to push the business forward, and the energy, ownership, and accountability across the organization is not just supporting our strategy, it is defining our culture.

Looking ahead, we have a strong foundation and real momentum. We are confident in our plan for our portfolio and remain focused on disciplined, thoughtful execution. We have a unique combination of operating businesses and real estate, a balance sheet that gives us flexibility, and a path toward long-term value creation. Most importantly, we are committed to creating meaningful experiences for every guest who comes to our destinations and engages with our organization, because we believe that consistent, differentiated value for our guests and partners is what drives sustained performance and long-term benefits for our stakeholders.

Thank you for your continued support, trust and confidence as we continue to build the future for Seaport Entertainment Group.

Matthew M. Partridge

President, Chief Executive Officer and Director

Seaport Entertainment Group Inc.

199 Water Street

New York, NY 10038

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders of Seaport Entertainment Group Inc.:

We cordially invite you to attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Seaport Entertainment Group Inc., a Delaware corporation.

When	Monday, June 8, 2026 at 10:00 a.m., Eastern time

Where	Virtually at www.virtualshareholdermeeting.com/SEG2026

Items of Business

1.

Election of the five director nominees named in this proxy statement (the “Proxy Statement”) to serve on our board of directors until our 2027 annual meeting of stockholders and until their successors are duly elected and qualified. Our board of directors recommends a vote “FOR” each nominee.

2.

Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026. Our board of directors recommends a vote “FOR” this proposal.

3. Transaction of any other business which may properly come before the Annual Meeting or any adjournment or postponement thereof.

Who Can Vote	Only stockholders of record as of the close of business on April 16, 2026 will be entitled to notice of, and to vote at, the Annual Meeting.

As permitted by the rules of the U.S. Securities and Exchange Commission, we have elected to furnish our proxy materials to stockholders by providing access to the proxy materials on the internet. Accordingly, we are sending our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) rather than a paper set of the proxy materials, unless a stockholder has previously requested printed materials. The Notice includes instructions on how to access our proxy materials over the internet, as well as how to request the proxy materials in paper form.

Your vote is important. We encourage you to vote by proxy in advance of the Annual Meeting, whether or not you plan to attend the virtual meeting. The Notice includes instructions on how to vote, including by internet or telephone. If you hold your shares through a broker, bank or other nominee, please follow the instructions you receive from them.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2026

This notice of the Annual Meeting, the Proxy Statement and the related proxy card are first being distributed and made available on or about April 23, 2026. The Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 are also available on our website, ir.seaportentertainment.com, as well as www.proxyvote.com.

By Order of the Board of Directors,

Lucy Fato
Executive Vice President, General Counsel and Corporate Secretary
April 23, 2026

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 8, 2026. The Proxy Statement and our 2025 Annual Report are available at www.proxyvote.com.

PROXY STATEMENT

FOR 2026 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 8, 2026

This proxy statement (the “Proxy Statement”) is being furnished to stockholders in connection with the solicitation of proxies by and on behalf of the board of directors of Seaport Entertainment Group Inc., a Delaware corporation (“Seaport Entertainment,” the “Company,” “we,” “our” or “us”), for exercise at the Company’s 2026 annual meeting of stockholders (the “Annual Meeting”). This Proxy Statement, the Notice of 2026 Annual Meeting of Stockholders and the related proxy card are first being distributed and made available on or about April 23, 2026.

GENERAL INFORMATION

When and where will the Annual Meeting be held?

The Annual Meeting will be held virtually via webcast at www.virtualshareholdermeeting.com/SEG2026 on Monday, June 8, 2026, at 10:00 a.m., Eastern time.

Why are you holding a virtual Annual Meeting, and how can stockholders attend?

We will be hosting the Annual Meeting via live webcast only. The virtual meeting provides the same rights to participate as an in-person meeting. We believe hosting our Annual Meeting virtually helps to expand access, facilitate stockholder attendance, reduce costs and enable improved communication. To attend and participate in the Annual Meeting, visit www.virtualshareholdermeeting.com/SEG2026 and have available the control number included in your Notice of Internet Availability of Proxy Materials (the “Notice”), on your proxy card or with the voting instructions received from your broker, bank or other nominee.

The live webcast will begin promptly at 10:00 a.m., Eastern time, on June 8, 2026. Stockholders may vote and submit questions live during the Annual Meeting by following the instructions and rules of conduct on the Annual Meeting website. During the meeting, we intend to answer questions that are pertinent to the Company and the official business of the Annual Meeting, subject to time constraints. We encourage you to access the meeting prior to the start time. If you encounter any difficulties accessing the meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting platform at www.virtualshareholdermeeting.com/SEG2026.

What items will be voted on at the Annual Meeting, and how does the Company’s board of directors recommend that I vote?

The purpose of the Annual Meeting is to vote on the following items described in this Proxy Statement:

●	Proposal 1: Election of the five director nominees listed herein.
●	Proposal 2: Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

Our board of directors recommends a vote “FOR” the election of each of the director nominees, each to serve until our 2027 annual meeting of stockholders (the “2027 Annual Meeting”) and until their successors are duly elected and qualified, and “FOR” Proposal 2.

We do not anticipate that any other matters will come before the Annual Meeting. However, if other matters are properly presented for consideration at the meeting or any adjournment or postponement thereof, and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have discretion to vote on such matters for you.

Who is entitled to vote at the Annual Meeting?

Holders of record of our shares as of the close of business on April 16, 2026 (the “record date”) will be entitled to notice of, and to attend and vote at, the Annual Meeting and any adjournment or postponement thereof. At the close of business on the record date, there were 12,801,910 shares of our common stock, par value $0.01 per share (“common stock”), issued and outstanding and entitled to vote. Each share of common stock is entitled to one vote. A list of our stockholders as of the record date will be available at our headquarters at 199 Water Street, New York, New York 10038 for a period of ten days prior to the Annual Meeting.

What is the difference between being a “record holder” and holding shares in “street name”?

Record holders (also called “registered holders”) hold shares in their name directly with our transfer agent, Fidelity Stock Transfer. If shares are held in “street name,” the shares are held in the name of a broker, bank or other nominee on a holder’s behalf.

How do I vote my shares if I am a record holder?

We recommend that stockholders vote by proxy even if they plan to attend the virtual Annual Meeting. If you are a stockholder of record, there are three ways to vote by proxy:

●	By internet: You can vote at www.proxyvote.com by following the instructions on the Notice or proxy card.
●	By telephone: You can vote by calling 1-800-690-6903 and following the instructions on the Notice or proxy card.
●	By mail: You can vote by signing, dating and mailing the proxy card.

Internet and telephone voting facilities will be available 24 hours per day and will close at 11:59 p.m., Eastern time, on June 7, 2026.

You may also vote your shares by attending the virtual meeting by visiting www.virtualshareholdermeeting.com/SEG2026, where you may vote electronically and submit questions during the Annual Meeting. Please have your Notice or proxy card in hand when you visit the website.

How do I vote if my shares are held in street name?

If your shares are held by a broker, bank or other nominee, the Notice (or the proxy materials, if you elected to receive a hard copy) will be forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by following their instructions for voting.

How many shares must be present to hold the Annual Meeting?

A quorum must be present at the Annual Meeting for any business to be conducted. The presence—in person, by remote communication or represented by proxy—at the Annual Meeting of the holders of a majority in voting power of the Company’s stock issued and outstanding and entitled to vote at the meeting will constitute a quorum. Votes withheld, abstentions and broker non-votes are each included in the determination of the number of shares present for the purpose of determining whether a quorum is present.

If a quorum is not present at the scheduled time of the Annual Meeting, the person presiding over the meeting or a majority in voting power of the stockholders entitled to vote at the meeting may adjourn the Annual Meeting until a quorum is present.

What vote is required for each proposal?

For Proposal 1, a plurality of the votes cast is required for the election of each director nominee. We do not have cumulative voting rights for the election of directors. Approval of Proposal 2, and any other proposals that may come before the Annual Meeting, requires the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

How will votes withheld and abstentions be treated?

A “vote withheld,” in the case of Proposal 1, or an “abstention,” in the case of Proposal 2, represents a stockholder’s affirmative choice to decline to vote on a proposal. Votes withheld and abstentions are counted as present and entitled to vote for purposes of determining a quorum. Votes withheld will have no effect on Proposal 1, and abstentions are not counted as votes cast and as such will have no effect on Proposal 2.

What is a “broker non-vote” and how will broker non-votes be treated?

A broker non-vote occurs when there are both routine and non-routine matters to be voted on and a nominee holding shares for a beneficial owner (e.g., a broker) does not vote on a non-routine matter because such nominee does not have discretionary voting power for that particular matter and has not received voting instructions with respect to that matter from the beneficial owner.

The only item to be acted upon at the Annual Meeting for which a broker, bank or other nominee will be permitted to exercise voting discretion is Proposal 2, the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2026 fiscal year. Therefore, if you hold your shares in street name and do not give the broker, bank or nominee specific voting instructions on Proposal 1, or any other proposal presented for consideration at the meeting, your shares will not be voted on such items, and a broker non-vote will occur. Broker non-votes are not considered votes cast and will therefore not have any effect on such proposals.

What if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies on the proxy card will vote in accordance with the recommendations of our board of directors.

Can I revoke or change my vote after submitting a proxy?

Yes. If you are a record holder and you have voted by internet, telephone or mail, you may change your vote and revoke your proxy by:

●	sending a written statement to that effect to the attention of our Corporate Secretary at Seaport Entertainment Group Inc., 199 Water Street,New York, NY 10038, provided that such statement is received no later than June 7, 2026;
●	voting again by internet or telephone at a later time before the closing of the voting facilities at 11:59 p.m., Eastern time, on June 7, 2026;
●	submitting a properly signed proxy card with a later date that is received no later than June 7, 2026; or
●	attending the virtual Annual Meeting via live webcast and voting online during the Annual Meeting prior to the closing of the polls.

If you hold shares in street name, you may submit new voting instructions by contacting your broker, bank or other nominee.

Your most recent proxy card or telephone or internet proxy is the one that will be counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you vote online during the Annual Meeting prior to the closing of the polls.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of materials?

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are electing to furnish the proxy materials, including this Proxy Statement and our annual report for the fiscal year ended December 31, 2025 (the “Annual Report”), to our stockholders by providing access to such documents on the internet, rather than mailing printed copies. If you received a Notice by mail, you will not receive printed copies of the proxy materials unless you request them. Instead, the Notice will instruct you as to how to access and review the proxy materials on the internet. The Notice also instructs you as to how to vote your shares via the internet or telephone. If you would like printed copies of the proxy materials, please follow the instructions in the Notice.

What does it mean if I receive more than one Notice or more than one set of proxy materials?

It means that your shares are held in more than one account at our transfer agent and/or with brokers, banks or other nominees. Please vote all of your shares. To ensure that all of your shares are voted, for each Notice or set of proxy materials you received, please submit your proxy according to the instructions.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. If you would like a paper proxy card, you should follow the instructions in the Notice to request one. The paper proxy card you receive upon request will also provide instructions as to how to vote your shares via the internet or telephone. Alternatively, you can mark the paper proxy card with how you would like your shares voted, sign and date the proxy card and return it in the envelope provided.

I share an address with another stockholder. Why did we receive only one set of proxy materials?

Some brokers, banks and other nominees participate in the practice of “householding” proxy materials. This means that only one copy of our proxy materials may be sent to multiple stockholders in your household. If you hold your shares in street name and want to receive separate copies of the proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact the broker, bank or other nominee that holds your shares. Upon request, we will promptly deliver a separate copy of the proxy materials to any stockholder at a shared address to which a single copy of those documents were delivered. To receive a separate copy of the proxy materials, you can direct written requests to Seaport Entertainment Group Inc., 199 Water Street, New York, New York 10038, Attn: Investor Relations.

Who is paying for this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by the Company’s directors, officers or employees (for no additional compensation) in person or by telephone, fax or email. Brokers, banks and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

Who will count the votes?

Representatives of Broadridge Investor Communications Services (“Broadridge”) will tabulate the votes, and a representative of Broadridge will act as inspector of elections for the Annual Meeting.

Who should I contact if I have additional questions?

You can contact our Investor Relations team at ir@seaportentertainment.com. Stockholders who hold their shares in street name should contact the broker, bank or other nominee that holds their shares for additional information on how to vote at the Annual Meeting.

Proposal 1: Election of Directors

Our amended and restated bylaws provide that our board of directors shall consist of such number of directors as shall from time to time be determined by resolution of the board. Currently, the board is composed of five members, three of whom the board has determined are independent, as defined under the rules of the New York Stock Exchange (the “NYSE”). We do not have a classified board of directors. As a result, at each annual meeting of the Company’s stockholders, each of our directors will be elected to serve until the next annual meeting of stockholders and until their successor is duly elected and qualified.

Each of the directors elected at the Annual Meeting will hold office until the 2027 Annual Meeting and until their successor has been duly elected and qualified. Pursuant to the investor rights agreement (as defined herein) and our amended and restated certificate of incorporation, Pershing Square Capital Management, L.P. (“Pershing Square”) has the right to nominate one individual for election as a director at this Annual Meeting. For additional information, see “Certain Relationships and Related Party Transactions—Agreements with Pershing Square—Investor Rights Agreement.” Pershing Square has designated Mr. Anthony F. Massaro as its nominee. As a result, and upon the recommendation of our Nominating and Corporate Governance Committee, the board has nominated Mr. Massaro as well as Mr. Matthew M. Partridge, Mr. Michael A. Crawford, Ms. Monica S. Digilio and Mr. David Z. Hirsh for re-election to serve as the directors of the Company.

The persons named as proxies in the enclosed proxy card will vote to elect each director nominee named in this Proxy Statement unless a stockholder indicates that their shares should be withheld with respect to one or more of such nominees.

If any nominee for director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the persons named as proxies will vote the proxies in their discretion for any nominee who is designated by the current board of directors to fill the vacancy. All of the nominees are currently serving as directors, and we do not expect that any of them will be unavailable or will decline to serve. Each of the nominees has agreed to be named in this Proxy Statement and to serve as a director if elected.

In determining that each director should be nominated for re-election, our board of directors considered their prior service, business experience, other directorships and the qualifications, attributes and skills described in the biographies set forth below under “Corporate Governance—Executive Officers and Directors.” We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

Our board of directors unanimously recommends that you vote “FOR” the election of each of Mr. Partridge, Mr. Crawford, Ms. Digilio, Mr. Hirsh and Mr. Massaro.

Corporate Governance

EXECUTIVE OFFICERS AND DIRECTORS

Below is a list of the names and ages, as of April 23, 2026, of our directors and executive officers and a description of their business experience and other qualifications. There are no family relationships among any of our executive officers or directors.

Name	Age	Position
Matthew M. Partridge	42	President, Chief Executive Officer and Director
Lenah Elaiwat	42	Chief Financial Officer and Treasurer
Lucy Fato	59	General Counsel and Corporate Secretary
Rebecca E. Sachs	51	Chief People Officer
Michael A. Crawford	58	Director
Monica S. Digilio	63	Director
David Z. Hirsh	63	Director
Anthony F. Massaro	38	Director

Matthew M. Partridge has served as our President and Chief Executive Officer and as a member of our board of directors since September 2025. Prior to that, Mr. Partridge served as our Executive Vice President, Chief Financial Officer and Treasurer since April 2024. Mr. Partridge has nearly 20 years of experience in real estate and hospitality, across a variety of asset classes and operating models with public and private companies. Prior to joining the Company, Mr. Partridge was Senior Vice President, Chief Financial Officer and Treasurer for two publicly traded real estate investment trusts, CTO Realty Growth, Inc. (NYSE: CTO) and Alpine Income Property Trust, Inc. (NYSE: PINE) from 2020 to 2024. Previously, Mr. Partridge served as Chief Operating Officer and Chief Financial Officer of Hutton Companies, a private commercial real estate development and investment company from 2018 to 2020, and prior to Hutton, Mr. Partridge held similar roles with Agree Realty Corporation (NYSE: ADC) and Pebblebrook Hotel Trust (NYSE: PEB). Mr. Partridge earned a B.B.A. in Finance from Eastern Michigan University and an M.B.A. from Xavier University. We believe that Mr. Partridge’s experience in real estate and hospitality and his operational and business management expertise make him qualified to serve on our board of directors.

Lenah Elaiwat has served as our Chief Financial Officer and Treasurer since December 2025. Ms. Elaiwat served as our Interim Chief Financial Officer and Treasurer from September 4, 2025 to December 1, 2025. Ms. Elaiwat also served as our Chief Accounting Officer from April 2024 to December 1, 2025. Ms. Elaiwat brings nearly 20 years of experience in finance and accounting within the real estate sector. Prior to joining the Company, Ms. Elaiwat was Chief Accounting Officer for Regis Group PLC, where she led the accounting and finance functions for two start-up real estate investment platforms from 2022 to 2024. From 2019 to 2022, she served as Vice President of Accounting and Finance at Midwood Investment and Development, a private commercial real estate developer in New York City, overseeing accounting, treasury, finance and investor relations. Earlier in her career, Ms. Elaiwat held the role of Vice President, Accounting and Finance at Colony Capital Inc. (NYSE: CLNY) and its predecessor, NorthStar Realty Finance (NYSE: NRF), a diversified real estate investment trust, from 2014 to 2019. She began her career in the real estate audit practice at Ernst & Young LLP. Ms. Elaiwat holds a B.S in Information Technology from NJIT and an M.B.A in Professional Accounting from Rutgers University. She is also a Certified Public Accountant.

Lucy Fato has served as our General Counsel and Corporate Secretary since May 2024. Before joining the Company, Ms. Fato served as Vice Chair of American International Group, Inc. (“AIG”) (NYSE: AIG) from October 2023 through March 2024. Previously, beginning in 2017, she served as AIG’s General Counsel and Global Head of Communications and Government Affairs. Prior to her time at AIG, Ms. Fato served as Head of the Americas and General Counsel of Nardello & Co., a global private investigative firm, where she remains a member of the firm’s board of directors. In 2014 and 2015, Ms. Fato was General Counsel of McGraw-Hill Financial (now known as S&P Global Inc. (NYSE: SPGI)), and for nine years prior to that, she served as Deputy General Counsel and Corporate Secretary of Marsh & McLennan Companies, Inc. (NYSE: MMC). Ms. Fato began her legal career at Davis Polk & Wardwell LLP, where she spent fourteen years as a capital markets lawyer, including five as a partner in the firm’s Corporate Department. Ms. Fato currently serves on the board of directors of the Alfred E. Smith Memorial Foundation, on the advisory board of the

Harvard Law School Center on the Legal Profession, and on the board of visitors of the University of Pittsburgh and University of Pittsburgh School of Law. Ms. Fato earned a B.A. in Business and Economics from the University of Pittsburgh and a J.D. from the University of Pittsburgh School of Law.

Rebecca E. Sachs has served as our Chief People Officer since February 2024. Before joining the Company, Ms. Sachs served as Chief People Officer of Fundbox, an AI-powered financial platform for small businesses, from February 2022 through February 2023, where she led the global HR function and served as a key member of the executive team. Prior to Fundbox, Ms. Sachs served in senior human resources leadership roles at Condé Nast from January 2017 to February 2022, including as Senior Vice President and Head of Talent Management from January 2017 to December 2020 and as Senior Vice President People, Global Markets, from December 2020 to February 2022, where she oversaw a team across 11 countries during the company's transformation into a global, multi-platform media business. Earlier, she spent more than a decade at SiriusXM, rising through multiple leadership roles to Vice President of Human Resources and driving post-merger integrations, organizational redesigns and leadership development initiatives. She began her career in consulting at Deloitte Consulting and Ernst & Young and held an early role at the Federal Reserve Bank of New York. Ms. Sachs earned an M.B.A. from Harvard Business School and a B.A. in Economics, magna cum laude, from the University of Rochester.

Michael A. Crawford has served as a member of our board of directors since July 2024, as independent Chairman of our board of directors since September 2025 and as Chairman of the Nominating and Corporate Governance Committee since July 2024. Mr. Crawford served as our Lead Independent Director from July 2024 to September 2025. Mr. Crawford has served as Chief Executive Officer of Beckons, a global hospitality company operating a collection of luxury lodges and experiential travel destinations in some of the world’s most remarkable locations, since May 2025. He leads Beckons’ strategic growth and operational performance. Prior to Beckons, Mr. Crawford served as Chairman of the Board and President and Chief Executive Officer for Hall of Fame Resort & Entertainment Company (Nasdaq: HOFV) (“Hall of Fame Resort & Entertainment Co.”), a multifaceted entertainment company including destination resorts, media, and gaming divisions, which he joined in December 2018. He led Hall of Fame Resort & Entertainment Co. through its public listing and development of Hall of Fame Village in Canton, OH. Earlier in his career, Mr. Crawford spent nearly 25 years with The Walt Disney Company, including serving as President of Walt Disney Holdings Shanghai. He later served as President of Portfolio Management and President of the Asia Pacific Region for Four Seasons Hotels and Resorts. Mr. Crawford additionally serves on the boards of Texas Roadhouse, Inc. (NASDAQ: TXRH) and The IRONMAN Group. He is a bestselling author and holds a BS in Business Administration from Bowling Green State University and an MBA from the University of Notre Dame. We believe that Mr. Crawford’s chief executive experience, in addition to his extensive hospitality industry, international business and strategic planning experience, make him qualified to serve on our board of directors.

Monica S. Digilio has served as a member of our board of directors and Chair of the Compensation Committee since July 2024. Ms. Digilio is the Founder, and has served as Chief Executive Officer, of Compass Advisors LLC, a strategic advisory firm that draws on her expertise in human resources, talent management, business leadership and organizational development since January 2021. Prior to establishing Compass Advisors, Ms. Digilio was the Executive Vice President and Chief Human Resources Officer for Caesars Entertainment Corporation from 2018 to 2020, where she led the Human Resources and Corporate Social Responsibility functions. Prior to her tenure at Caesars, Ms. Digilio spent six years as the Executive Vice President and Chief Human Resources Officer for Montage International and spent 12 years as the Executive Vice President of Global Human Resources & Administration for Kerzner International, the parent company of the Atlantis and One&Only brands. Ms. Digilio spent 10 years at ITT Sheraton, culminating in leading Human Resources for the North America division. Ms. Digilio currently serves on the boards of directors of Sunstone Hotel Investors (NYSE: SHO), CopperPoint Insurance Companies and The Venetian Resort Las Vegas. Ms. Digilio is a member of the Board of Trustees of Ithaca College, and also serves as an Advisory Board member for Cornell University’s Leland C. and Mary M. Pillsbury Institute for Hospitality Entrepreneurship. Ms. Digilio earned both a B.S. in Communications and an M.S. in Corporate Communications from Ithaca College. We believe that Ms. Digilio’s real estate knowledge, labor relations, corporate governance, enterprise risk management and hospitality industry experience make her qualified to serve on our board of directors.

David Z. Hirsh has served as a member of our board of directors and Chairman of the Audit Committee since July 2024. Commencing in January 2025, Mr. Hirsh began serving as an Independent Advisor to Town House Partners, a provider of consulting services in the global real estate industry. Previously, Mr. Hirsh served as Vice Chairman of Sterling Investors, a real estate investment firm, from January 2022 through December 2024. Prior to that, he served as Senior Advisor at Sterling Investors from April 2020 to December 2021. Mr. Hirsh previously spent approximately sixteen years working in the Real Estate Asset Management Group at Blackstone Inc. (“Blackstone”) in various roles until his retirement in January 2018 from the role of Managing Director. During his tenure at Blackstone, Mr. Hirsh’s most significant responsibilities included day-to-day oversight and strategic management of Equity Office Properties from 2009 to 2018, IndCor Industrial Properties from 2013 to 2015 and the LXR Hotels and Resorts portfolio from 2004 to 2010. Prior to joining Blackstone, Mr. Hirsh worked at Citigroup Inc. for approximately fifteen years, including six years in real estate asset management, where he led the hotel group, and five years in corporate finance, specializing in corporate real estate and project lending. Mr. Hirsh is involved in several philanthropic efforts including the THANC Foundation and CaringKind. He is also an Adjunct Professor and Vice Chair of the Advisory Board at the New York University Schack Institute of Real Estate, a former trustee of the Madison Square Park Conservancy and a trustee at Pace University. Mr. Hirsh served on the board of directors of SILVERspac Inc. (Nasdaq: SLVR) from September 2021 to September 2023. Mr. Hirsh earned a B.B.A in Public Accounting from Pace University and an M.S. in Real Estate Development and Investment from New York University. We believe that Mr. Hirsh’s finance and real estate experience make him qualified to serve on our board of directors.

Anthony F. Massaro has served as a member of our board of directors since July 2024. Mr. Massaro is a partner and member of the investment team at Pershing Square, which he joined in 2013. Mr. Massaro was previously a private equity associate at Apollo Global Management (“Apollo”), where he focused on leveraged buyout and distressed debt investments across a wide range of industries. Prior to Apollo, he was an analyst at Goldman Sachs in the Natural Resources group. He earned a Bachelor of Science from the Wharton School at the University of Pennsylvania, where he graduated summa cum laude and beta gamma sigma in 2009. We believe that Mr. Massaro’s finance experience makes him qualified to serve on our board of directors.

DIRECTOR INDEPENDENCE

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of our directors and has considered whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out their responsibilities. Based upon information requested from and provided by each director, and at the recommendation of the Nominating and Corporate Governance Committee, the board has affirmatively determined that each of Mr. Crawford, Ms. Digilio and Mr. Hirsh is an “independent” director, as defined under the applicable rules of the SEC and the NYSE.

DIRECTOR NOMINATION PROCESS

The Nominating and Corporate Governance Committee, on behalf of the board of directors, is responsible for identifying, evaluating and recommending to the board candidates for service on the board of directors and its committees. In evaluating candidates, the Nominating and Corporate Governance Committee considers the criteria set forth in our corporate governance guidelines (the “Corporate Governance Guidelines”), as well as any other factors that they deem to be relevant, including:

●	the candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company;
●	the candidate’s experience as a board member of another publicly held company;
●	the candidate’s professional and academic experience relevant to the Company’s industries;
●	the candidate’s representation of different viewpoints, backgrounds and experiences;
●	the strength of the candidate’s leadership skills;

●	the candidate’s experience in finance and accounting or executive compensation practices; and
●	whether the candidate has the time required for preparation, participation and attendance at board and committee meetings, if applicable.

Generally, the Nominating and Corporate Governance Committee will consider candidates who have a high level of personal and professional integrity, strong ethics and the ability to make mature business judgments. In addition, the board of directors will consider whether there are potential conflicts of interest with the candidate’s other personal and professional pursuits. Our board of directors monitors the mix of specific experience, qualifications and skills of its directors in order to assure that the board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure. Although the Nominating and Corporate Governance Committee may consider whether nominees assist in achieving a mix of board members that represents a variety of background and experience, we have no formal policy.

The Nominating and Corporate Governance Committee and our board of directors will consider a candidate nominated by a stockholder in a manner consistent with its evaluation of other potential nominees. Any recommendation submitted to the Company should be in writing and must include all information required by our amended and restated bylaws and the rules of the SEC.

Stockholder nominees should be submitted to the Company’s Corporate Secretary at the Company’s principal executive offices. All recommendations for director nominations received by the Corporate Secretary that satisfy requirements set forth in our amended and restated bylaws relating to such nominations will be presented to the board of directors for its consideration. Stockholders must also satisfy the notification, timing, consent and information requirements set forth in our amended and restated bylaws. The timing requirements are also described in this Proxy Statement under the caption “Stockholder Proposals.”

MEETINGS OF THE BOARD OF DIRECTORS AND ATTENDANCE

In 2025, our board of directors held 16 meetings, our Audit Committee held six meetings, our Compensation Committee held four meetings and the Nominating and Corporate Governance Committee held two meetings. In 2025, each director attended at least 75% of the total number of meetings of the board of directors and committees on which such director served. Members of our board of directors are encouraged to attend annual meetings of stockholders, although we do not have a formal policy regarding attendance of directors at our annual meeting of stockholders. All of our directors serving at the time of the 2025 annual meeting of stockholders attended the 2025 annual meeting.

Our independent directors meet in executive sessions not less than twice per year. These executive sessions of our board of directors are presided over by the chairman of the board.

COMMUNICATION WITH THE BOARD OF DIRECTORS

Any stockholder or other interested party who would like to communicate with the board of directors, the independent directors as a group or any specific member or members of the board should send such communications to the attention of our Corporate Secretary at Seaport Entertainment Group Inc., 199 Water Street, New York, New York 10038. Communications should contain instructions specifying for which member or members of the board of directors the communication is intended. Such communications generally will be forwarded to the intended recipients. However, our Corporate Secretary may, in her sole discretion, decline to forward any communications that are inappropriate.

COMMITTEES OF OUR BOARD OF DIRECTORS

Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings and actions by unanimous written consent of the board and its duly authorized committees. The board of directors currently has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. From time to time, other committees may be established by the board of directors when necessary.

Audit Committee

The Audit Committee’s responsibilities include:

●	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;
●	discussing with our independent registered public accounting firm its independence from management;
●	reviewing with our independent registered public accounting firm the scope and results of their audit;
●	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
●	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;
●	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;
●	reviewing our policies on risk assessment and risk management;
●	reviewing related party transactions; and
●	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

The Audit Committee consists of Mr. Crawford, Ms. Digilio and Mr. Hirsh, with Mr. Hirsh serving as chairman. Our board of directors has determined that each of Mr. Crawford, Ms. Digilio and Mr. Hirsh is an “audit committee financial expert” for purposes of the applicable SEC rules and independent, as defined by applicable NYSE rules and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee is organized and conducts its business pursuant to a written charter that satisfies the applicable NYSE listing standards and which is available on our website at ir.seaportentertainment.com. The information on or accessed through our website is deemed not to be incorporated in or part of this Proxy Statement or any other document filed with or furnished to the SEC.

Compensation Committee

The Compensation Committee’s responsibilities include:

●	reviewing and approving the corporate goals and objectives with respect to our Chief Executive Officer’s compensation;
●	overseeing an evaluation of our executive officers other than the Chief Executive Officer and reviewing and setting, or recommending to the board of directors, the compensation of such executive officers;
●	reviewing and approving any employment and severance agreements for our executive officers;
●	reviewing and approving, or making recommendations to the board regarding, our incentive compensation and equity-based plans and arrangements;
●	reviewing and discussing with management the Compensation Discussion and Analysis included in our SEC filings, if applicable;

●	administering and overseeing our compliance with our clawback policy;
●	overseeing succession planning for the executive officer roles other than our Chief Executive Officer;
●	preparing the annual Compensation Committee report, if applicable; and
●	overseeing and periodically reviewing with management the Company’s strategies, policies and practices with respect to human capital management and talent development.

Our Compensation Committee consists of Mr. Crawford, Ms. Digilio and Mr. Hirsh, with Ms. Digilio serving as chair. Our board of directors has determined that each of Mr. Crawford, Ms. Digilio and Mr. Hirsh is independent, as defined by applicable NYSE rules and Section 10C(a) of the Exchange Act. In addition, each of Mr. Crawford, Ms. Digilio and Mr. Hirsh qualifies as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.

The Compensation Committee has sole authority to retain and terminate any compensation consultant, legal counsel or other advisor, as the Compensation Committee deems appropriate, to assist the committee in the performance of its duties, including the sole authority to approve the fees and other terms and conditions of retention. Prior to any such retention, the Compensation Committee will assess any factors relevant to such consultant’s, legal counsel’s or other advisor’s independence from management, including the factors specified in the NYSE’s corporate governance standards or other listing rules, to evaluate whether the services to be performed will raise any conflict of interest or compromise the independence of such consultant, legal counsel or other advisor. The Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the committee.

The Compensation Committee operates under a written charter that satisfies the applicable NYSE listing standards and which is available on our website at ir.seaportentertainment.com. The information on or accessed through our website is deemed not to be incorporated in or part of this Proxy Statement or any other document filed with or furnished to the SEC.

Compensation Consultant Fees and Services

In 2025, our Compensation Committee retained Mercer (US) Inc. (“Mercer”) as an independent compensation consultant to assist the Compensation Committee with conducting a thorough review of our executive compensation practices, including a review of our historical compensation and related practices, an examination of relevant peer and industry practices and recommendations on how best to structure our performance-based and other compensation practices going forward.

Our Compensation Committee determined that the engagement of Mercer does not raise any conflicts of interest. In making this determination, the Compensation Committee noted the following:

●	Mercer does not provide any other services to the Company;
●	Mercer received no fees from the Company other than in connection with the engagement by the Compensation Committee;
●	Mercer maintains a conflicts policy to prevent a conflict of interest or any other independence issue;
●	none of the members of the Mercer team assigned to the Company had any business or personal relationship with members of the Compensation Committee outside of the engagement; and
●	none of the members of the Mercer team assigned to the Company owned any of our common stock.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include:

●	identifying individuals qualified to become members of our board of directors and recommending director nominees for election at our annual meetings of stockholders;
●	reviewing and assessing our Corporate Governance Guidelines and recommending changes for approval by the board;
●	reviewing the board’s committee structure and recommending directors to serve as members of each committee;
●	overseeing the annual self-evaluation of the board of directors and its committees;
●	overseeing succession planning for our Chief Executive Officer and the chair of the board of directors; and
●	reviewing and making recommendations to the board of directors regarding director compensation and other governance matters, including our charter, bylaws and other committee charters.

The Nominating and Corporate Governance Committee consists of Mr. Crawford, Ms. Digilio and Mr. Hirsh, with Mr. Crawford serving as chairman. Our board of directors has determined that each of Mr. Crawford, Ms. Digilio and Mr. Hirsh is independent, as defined by applicable NYSE rules. Our Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable NYSE listing standards and which is available on our website at ir.seaportentertainment.com. The information on or accessed through our website is deemed not to be incorporated in or part of this Proxy Statement or any other document filed with or furnished to the SEC.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers currently serve, or have served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee.

BOARD OF DIRECTORS LEADERSHIP STRUCTURE

Our Corporate Governance Guidelines, discussed below, provide our independent directors the flexibility to elect a lead independent director if the chair of the board of directors is a member of management or does not otherwise qualify as independent. Mr. Nikodemus, our former President and Chief Executive Officer, served as the chairman of the board from 2023 until his resignation from the board, effective as of September 4, 2025. Mr. Crawford served as our lead independent director from July 2024 until Mr. Nikodemus resigned from the board. Effective as of September 4, 2025, Mr. Crawford was appointed to fill the role of independent chairman of the board, and the position of lead independent director of the board was eliminated.

Our board believes that its majority independent composition and the roles that our independent directors perform provide effective corporate governance. Our current governance structure allows the board to operate under the leadership and direction of someone independent from management, which our board believes provides the most effective mechanism to fulfill its oversight responsibilities and hold management accountable for the performance of the Company. It also allows our President and Chief Executive Officer to focus on running our day-to-day business. Our board of directors and the Nominating and Corporate Governance Committee will continue to periodically review our leadership structure and may make such changes in the future as they deem appropriate.

RISK OVERSIGHT

The Audit Committee is responsible for overseeing our risk management process. However, the board of directors has an active role in overseeing management of the Company’s risks and regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Audit Committee, as outlined in its charter, is specifically responsible for overseeing the management of risks related to accounting matters and financial reporting. Additionally, the board of directors is responsible for overseeing the management of cybersecurity, data protection and other material risks applicable to the Company. Although the Audit Committee evaluates financial risks and oversees the management of such risks, the board of directors is kept regularly informed through discussions with committee members and reports from management about such risks and the actions taken by management to address them.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a written code of business conduct and ethics (the “Code of Conduct”) that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Conduct sets forth Company policies, expectations and procedures on a number of topics, including conflicts of interest, compliance with laws, rules and regulations (including insider trading laws), confidentiality and the protection and proper use of Company assets. The Code of Conduct also sets forth procedures for reporting violations of the Code of Conduct and investigations thereof.

A copy of the code is available on our website at ir.seaportentertainment.com. We will post on our website all disclosures that are required by law or applicable NYSE listing standards concerning any amendments to, or waivers from, any provision of the Code of Conduct. The information on or accessed through our website is deemed not to be incorporated in or part of this Proxy Statement or any other document filed with or furnished to the SEC.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which the board carries out its responsibilities. The Corporate Governance Guidelines address, among other things, the independence of our directors, separate sessions of non-management directors, director qualification standards and additional selection criteria, director orientation and continuing education, director responsibilities and compensation, board access to senior management and independent advisors, the self-evaluation of our board and its committees, director attendance at board meetings, standing committees and succession planning. A copy of the Corporate Governance Guidelines is available on our investor relations website at ir.seaportentertainment.com. The information on or accessed through our website is deemed not to be incorporated in or part of this Proxy Statement or any other document filed with or furnished to the SEC.

STOCK OWNERSHIP Guidelines

Our board of directors has adopted stock ownership guidelines (the “Stock Ownership Guidelines”) for our non-employee directors and certain executive officers. The Stock Ownership Guidelines require (a) our Chief Executive Officer to maintain beneficial ownership of a number of Company Securities (as defined in the Stock Ownership Guidelines) having a value equal to or greater than five times their annual base salary, (b) our Chief Financial Officer to maintain beneficial ownership of a number of Company Securities having a value equal to or greater than three times their annual base salary, (c) our General Counsel and Corporate Secretary to maintain beneficial ownership of a number of Company Securities having a value equal to or greater than three times their annual base salary and (d) our non-employee directors to each maintain beneficial ownership of a number of Company Securities having a value equal to or greater than five times their annual cash retainer. Participants are required to comply with the Stock Ownership Guidelines no later the fifth anniversary of their appointment as an executive officer or non-employee director.

INSIDER TRADING POLICY

Our board of directors has adopted an insider trading compliance policy and procedures (the “Insider Trading Policy”) that governs the purchase, sale or other disposition of the Company’s securities and is applicable to all directors, officers and other employees of the Company. We believe our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as listing standards applicable to the Company. A copy of our Insider Trading Policy is attached as an exhibit to our annual report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC. In addition, it is the Company’s policy to comply with applicable insider trading laws, rules and regulations, and any exchange listing standards when engaging in transactions in Company securities.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has selected Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for the fiscal year ending December 31, 2026. Representatives of Grant Thornton are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. A representative of KPMG LLP (“KPMG”), our former independent registered public accounting firm, is not expected to attend the Annual Meeting.

Change in Independent Registered Public Accounting Firm

On April 1, 2026, the Audit Committee dismissed KPMG as the Company’s independent registered public accounting firm, effective immediately, and approved the engagement of Grant Thornton as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2026, effective immediately. KPMG was notified of the dismissal on April 1, 2026.

KPMG’s reports on the Company’s consolidated and combined financial statements as of December 31, 2025 and 2024 and for each of the years in the three-year period ended December 31, 2025 did not contain an adverse opinion or a disclaimer of opinion, nor were qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2025 and 2024, and during the subsequent interim period through April 1, 2026, (i) there were no disagreements (within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto) between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter of the disagreements in connection with its report on the Company’s consolidated and combined financial statements for the relevant year, and (ii) there were no reportable events (as defined by Item 304(a)(1)(v) of Regulation S-K).

During the years ended December 31, 2025 and 2024, and during the subsequent interim period through April 1, 2026, neither the Company nor anyone on its behalf consulted with Grant Thornton regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated and combined financial statements, and neither a written report nor oral advice was provided to the Company that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto), or (iii) any reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

In accordance with Item 304(a)(3) of Regulation S-K, the Company provided KPMG with a copy of the disclosure set forth above and requested that KPMG furnish the Company with a letter addressed to the SEC stating whether KPMG agrees with the statements made by the Company in the disclosure, and, if not, stating the respects in which it does not agree. A copy of KPMG’s letter is filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 7, 2026.

Vote Sought and Recommendation

Although stockholder ratification is not required by our amended and restated bylaws or otherwise, our board of directors is submitting the appointment of Grant Thornton to our stockholders for ratification as a matter of good corporate governance. If stockholders do not ratify the appointment, the Audit Committee will consider whether or not to nonetheless retain Grant Thornton. Even if stockholders ratify the appointment, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Our board of directors unanimously recommends that you vote “FOR” the ratification of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

Independent Registered Public Accounting Firm Fees

During fiscal years 2024 and 2025, KPMG served as our independent registered public accounting firm. Prior to the Company’s separation from Howard Hughes Holdings Inc. (“HHH”) in 2024, the Company did not separately engage an independent registered public accounting firm. KPMG performed a separate audit of HHH and other services related to the Company for a period prior to the separation in fiscal year 2024; however, HHH paid the fees for such services.

Fees billed for services rendered by KPMG for fiscal years 2024 and 2025 were as follows:

	2024	2025
Audit Fees(1)	$650,000	946,829
Audit-Related Fees(2)	1,071,494	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total	$1,721,494	946,829
(1)	For 2024, Audit Fees include the audit of the combined and consolidated financial statements included in our annual report on Form 10-K for fiscal year 2024 and services attendant to, or required by, statute or regulation and reviews of our interim consolidated financial statements included in our quarterly reports on Form 10-Q.

For 2025, Audit Fees include the audit of the combined and consolidated financial statements included in our annual report on Form 10-K for fiscal year 2025 and services attendant to, or required by, statute or regulation, reviews of our interim consolidated financial statements included in our quarterly reports on Form 10-Q and the review of registration statements and consents.

(2)	For 2024, Audit-Related Fees include the review of registration statements, comfort letters and consents and assistance with, and review of, other documents filed with the SEC, as well as audit services that are normally provided by independent registered public accounting firms, including due diligence related to mergers and acquisitions and special procedures required to meet certain regulatory requirements.

There were no Audit-Related Fees paid to KPMG in 2025.

(3)	KPMG did not provide the Company with tax services in 2024 or 2025.
(4)	There were no other fees paid to KPMG in 2024 or 2025.

Pre-Approval Policies and Procedures

Consistent with the requirements of the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) regarding auditor independence, the Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. Pursuant to the Audit Committee’s charter, the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. All services provided by KPMG since the separation in 2024 and by Grant Thornton since Grant Thornton’s appointment as our independent registered public accounting firm on April 1, 2026 have been pre-approved by our Audit Committee.

Report of the Audit Committee

The material in this report is being furnished and shall not be deemed “filed” with the SEC for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, nor shall the material in this section be deemed to be “soliciting material” or incorporated by reference in any registration statement or other document filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as otherwise expressly stated in such filing.

The purpose of the Audit Committee, which is governed by its charter, is to assist our board of directors in its oversight of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of our independent auditor and the performance of the Company’s internal audit function. Pursuant to its charter, the Audit Committee is responsible for appointing and retaining our independent registered public accounting firm and approving audit and non-audit services to be provided by such firm.

Management is responsible for preparing the financial statements and ensuring they are complete, accurate and prepared in accordance with generally accepted accounting principles. KPMG, our independent registered public accounting firm during the year ended December 31, 2025, was responsible for performing an independent audit of our combined and consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management and KPMG our audited combined and consolidated financial statements for the year ended December 31, 2025. Our Audit Committee has also discussed with KPMG the matters required to be discussed by the applicable requirements of the PCAOB Board and the SEC.

The Audit Committee received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with our Audit Committee concerning independence and discussed with KPMG its independence from the Company.

Based on the above-mentioned review and discussions, the Audit Committee recommended to our board of directors that the audited combined and consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.

Audit Committee
David Hirsh (Chairman)
Michael Crawford
Monica Digilio

Date: April 23, 2026

Executive Compensation

This section discusses the material components of the executive compensation program for our executive officers for whom disclosure is required under SEC rules. We are currently considered an “emerging growth company,” within the meaning of the Securities Act, for purposes of the SEC’s executive compensation disclosure rules. As such, our reporting obligations extend only to our “named executive officers,” who are the individuals who served as our principal executive officer and our next two other most highly compensated officers at the end of the last completed fiscal year. We refer to this group as our “named executive officers.”

For the year ended December 31, 2025, our named executive officers were:

●	Matthew Partridge, President and Chief Executive Officer (Former Chief Financial Officer and Treasurer)
●	Lenah Elaiwat, Chief Financial Officer and Treasurer (Former Interim Chief Financial Officer and Treasurer)
●	Lucy Fato, General Counsel and Corporate Secretary
●	Anton Nikodemus, former Chairman, President and Chief Executive Officer

Mr. Partridge was promoted from Chief Financial Officer and Treasurer to President and Chief Executive Officer on September 4, 2025. He succeeded Mr. Nikodemus, who ceased to serve as our President and Chief Executive Officer effective as of September 4, 2025, but continued to serve in an advisory capacity to the Company until his separation from the Company on November 3, 2025. Also on September 4, 2025, Lenah Elaiwat was appointed Interim Chief Financial Officer and Treasurer.  On December 1, 2025, Ms. Elaiwat was appointed Chief Financial Officer and Treasurer.

As an emerging growth company, we are only required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures regarding executive compensation for our last completed fiscal year.

Summary Compensation Table

The following table sets forth information concerning our named executive officers’ compensation for the years ended December 31, 2025 and 2024. Prior to our separation from HHH in 2024, compensation was determined by the HHH Compensation Committee and paid by HHH. Beginning August 1, 2024, amounts were determined by our Compensation Committee and paid by the Company. On September 12, 2024, stock-based awards granted by HHH were converted into stock-based awards covering Company shares.

Name and Principal Position (1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)	Nonequity Incentive Plan Compensation(5)	Other Compensation(6)	Total
Matthew Partridge President &	2025	642,019	—	1,933,495	341,918	618,750	20,384	3,556,566
Chief Executive Officer	2024	279,231	200,000	1,900,041	—	618,750	96,230	3,094,252
Lenah Elaiwat
Chief Financial Officer	2025	352,765	—	361,422	—	216,966	20,029	951,182
Lucy Fato	2025	438,000	—	219,010	—	219,000	22,839	898,849
General Counsel	2024	250,096	—	212,514	—	212,500	10,397	685,507
Anton Nikodemus Former	2025	$840,144	—	—	—	—	3,784,233	4,624,377
Chief Executive Officer	2024	1,259,616	1,000,000	3,333,354	6,666,666	1,375,000	347,299	13,981,935
(1)	The principal positions shown in this column reflect the named executive officers’ principal positions with the Company as of December 31, 2025, giving effect to executive transitions that occurred during 2025.
(2)	For 2024, the amounts shown with respect to Mr. Partridge and Ms. Fato reflect the named executive officer’s partial year of employment in 2024. Ms. Elaiwat was not a named executive officer in 2024.
(3)	Mr. Nikodemus and Mr. Partridge each received an initial one-time bonus paid by HHH following hire. Mr. Nikodemus deferred 50% of the bonus under the HHH non-qualified deferred compensation plan, which was later transferred to the Company’s deferred compensation plan in connection with the separation of the Company from HHH.
(4)	The amounts shown represent the aggregate grant date fair value of time-based restricted stock units (“TBRSUs”), stock options and performance-based restricted stock units (“PBRSUs”) granted to our named executive officers in the applicable fiscal year, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions made in the valuation of stock awards are discussed in Note 12 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025. These values do not represent the actual value the recipient will or has received from the award. The terms of our stock awards are discussed under “Executive Compensation—Narrative Disclosure to Summary Compensation Table—Equity Compensation” below. For PBRSUs granted in 2025, the grant date fair value is based on the probable outcome of the related performance share conditions at the time of grant, which reflects the target level of performance. If the maximum amount, rather than the probable amount, were reported in the table with respect to the PBRSUs, the aggregate value associated with the PBRSUs would be as follows for each named executive officer: Mr. Partridge $2,297,556, and Ms. Fato $219,010. See “Executive Compensation—Narrative Disclosure to Summary Compensation Table—Equity Compensation” below for more information.
(5)	The amounts shown represent the value of annual bonuses earned in respect of 2024 and 2025. See “Executive Compensation—Narrative Disclosure to Summary Compensation Table—Annual Bonuses” below for more information.
(6)	The amounts reported for 2025 include the following:

	401(K) Employer Contributions(a)	Executive LTD(b)	Termination Payments(c)	Total
Matthew Partridge	$17,500	$2,884	—	$20,384
Lenah Elaiwat	$17,500	$2,592	—	$20,092
Lucy Fato	$17,500	$5,339	—	$22,839
Anton Nikodemus	$17,500	$5,182	$3,761,551	$3,784,233
(a)	The amounts in this column represent matching contributions made under the Company’s 401(k) retirement savings plan and, for Ms. Fato, includes a 2026 true-up contribution pertaining to a 2025 deferral.
(b)	The amounts in this column represent the dollar value of long-term disability insurance premiums paid by the Company.
(c)	The amount in this column represents two months of advisory consulting fees, a prorated bonus for 2025, and one year of base salary and target bonus paid to Mr. Nikodemus in connection with his termination of employment.

Narrative Disclosure to Summary Compensation Table

Salary

Base salaries are intended to provide a fixed component of compensation reflecting the skill set, experience, role and responsibilities of our named executive officers. Amounts are determined by the Compensation Committee and may be adjusted to reflect promotions, increases in responsibilities and competitive considerations. In 2025:

●	Mr. Partridge received an increase in his annual base salary to $567,000 effective January 1, 2025 and, upon his promotion to President and Chief Executive Officer, his annual base salary was further increased to $800,000 effective September 4, 2025.
●	Ms. Elaiwat received an increase in her annual base salary to $400,000 upon her appointment as our Interim Chief Financial Officer and Treasurer on September 4, 2025 and, upon her permanent appointment as our Chief Financial Officer and Treasurer, her annual base salary was further increased to $450,000 effective November 1, 2025.
●	Ms. Fato received an increase in her annual base salary to $438,000 effective January 1, 2025.

●	Mr. Nikodemus received an annual base salary of $1,250,000, which continued through his service as a strategic advisor from September 4, 2025 to November 3, 2025.

Annual Bonuses

Mr. Partridge, Ms. Elaiwat and Ms. Fato are (and prior to his separation, Mr. Nikodemus was) eligible to participate in our annual bonus program. Mr. Partridge’s target opportunity was increased from 75% to 100% of his base salary in connection with his promotion to President and Chief Executive Officer. Ms. Elaiwat’s target opportunity was increased from 50% to 75% of her base salary in connection with her promotion to Chief Financial Officer.

Performance metrics for the 2025 bonus plan, including revenue growth, adjusted net income, and achievement of certain discretionary strategic initiatives were approved by the Compensation Committee. Specifically, the discretionary strategic initiatives included entering into an agreement for the sale of 250 Water Street, completion of all material capital projects within a certain percentage of the aggregate budget for such projects, and completion of corporate infrastructure and technology implementations. The Compensation Committee determined that the financial and discretionary strategic metrics were achieved between the “target” and “maximum” performance levels.

The following table shows the target award opportunities and actual payments received by the named executive officers for 2025 performance:

Named Executive Officer	Target Award (% of Base Salary)	Actual Award (% of Target Award)	Actual Award ($)
Matthew Partridge (1)	83%	113%	618,750
Lenah Elaiwat(1)	58%	100%	216,966
Lucy Fato	50%	100%	219,000
Anton Nikodemus (2)	100%	See Note	See Note
(1)	Target bonus opportunities for Mr. Partridge and Ms. Elaiwat changed during 2025 in connection with their promotions as described above. The target award opportunities shown in the table are a composite based on number of days of service in each role.
(2)	Mr. Nikodemus’s departure was deemed a Termination Without Cause, and under the terms of his employment agreement, he received specific benefits subject to the execution of a separation and release agreement. These benefits included, among other things, a prorated annual bonus for fiscal year 2025 in the amount of $1,051,369.86. For more information, see “Executive Compensation—Narrative Disclosure to Summary Compensation Table—Employment Agreements.”

Equity Compensation

Equity awards granted to our named executive officers in 2025 as part of our annual grant process consisted of time-based restricted stock units (“TBRSUs”) and, except in the case of Ms. Elaiwat who was not yet in her current role at the time of grant, performance-based restricted stock units (“PBRSUs”). In addition, in connection with their promotions, Mr. Partridge received additional TBRSUs, PBRSUs and stock options and Ms. Elaiwat received additional TBRSUs. See “Executive Compensation—Narrative Disclosure to Summary Compensation Table—Employment Agreements” below for more information.

The TBRSUs vest ratably over three years. The stock options vest ratably over four years. The PBRSUs cliff vest after three years as follows:

●	50% will vest based on the Company’s three-year annualized total shareholder return relative to the Russell 2000 Index during a performance period that runs from January 1, 2025 through December 31, 2027 with 60th percentile achieving 100% vesting; and
●	50% will vest based on the Company’s internal financial metrics relating to a company defined operating EBITDA metric.

Retirement Plans

We maintain a 401(k) retirement savings plan for our employees who satisfy certain eligibility requirements. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions. Matching contributions are fully vested as of the date on which the contribution is made for all employees who were participants in the prior HHH 401(k) plan and anyone who has attained one year of service with the Company.

Employee Benefits and Perquisites

We provide our employees with a variety of employee welfare benefits including medical benefits, disability benefits, life insurance and accidental death and dismemberment insurance, which are generally provided to other full-time employees. We also provide select executives (including the named executive officers) with disability insurance benefits which are generally not provided to other employees, and for which we pay the full amount of the applicable premiums.

Employment Agreements

Partridge  Employment Agreement (Effective from September 4, 2025)

The Company entered into an amended and restated employment agreement with Mr. Partridge to serve as President & Chief Executive Officer, effective September 4, 2025 (the “Partridge Employment Agreement”).

The initial term expires on September 4, 2030, unless earlier terminated. Thereafter, the term renews automatically for additional periods of one year, unless either party provides notice of non-renewal at least 60 days prior to the automatic renewal. Under the Partridge Employment Agreement, Mr. Partridge’s annual base salary is $800,000, and, commencing in 2025, he is eligible to earn an annual cash bonus with a target opportunity equal to 100% of his annual base salary based upon the achievement of performance goals established by the Compensation Committee of the board of directors. If the Compensation Committee establishes a minimum overall performance goal that Mr. Partridge is required to achieve to receive an annual bonus and the minimum goal is achieved, then the annual bonus for such calendar year shall be equal to at least 50% of the target, but no more than 150% of the target bonus.

Mr. Partridge is eligible to receive an annual equity-based award with an aggregate target value equal to $2,400,000. Commencing in 2026, 25% of each annual award shall provide for pro rata time vesting over three years, subject to Mr. Partridge’s continued service through the applicable vesting date, 50% shall provide for performance-based vesting, and 25% shall consist of stock options that vest pro rata over 4 years and are subject to a 10-year term.

Effective September 4, 2025, Mr. Partridge received an annual equity-based award with an aggregate target value equal to $1,367,671; 25% of which is in the form of TBRSUs that vest pro rata over three years, subject to Mr. Partridge’s continued service through the applicable vesting date, 50% of which consists of PBRSUs, and 25% of which consists of stock options.

In the event that Mr. Partridge terminates his employment for “good reason” or is terminated by the Company without “cause” including non-renewal (and other than due to death or “permanent disability”), the Company will pay and provide Mr. Partridge, in addition to his previously accrued benefits and compensation, the following:

(1)	a prorated portion of his target annual cash bonus;
(2)	an amount equal to the sum of Mr. Partridge’s annual base salary and target annual cash bonus; and

(3)	all outstanding and unvested time-vesting equity awards will fully vest, and all outstanding performance-vesting equity awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

In the event that Mr. Partridge terminates his employment for “good reason” or his employment is terminated by the Company without “cause,” including non-renewal, in either case, in connection with, or within 12 months following, a change in control, the Company will pay and provide Mr. Partridge, in addition to his previously accrued benefits and compensation, the following:

(1)	a prorated portion of Mr. Partridge’s target annual cash bonus;
(2)	an amount equal to two times the sum of Mr. Partridge’s annual base salary and target annual cash bonus;
(3)	all outstanding and unvested time-vesting equity awards will fully and immediately vest, and all outstanding performance-vesting equity awards will vest at the greater of (a) 100% of the number of shares of common stock granted pursuant to each such award and (b) the performance level achieved as of the termination date; and
(4)	18 months of reimbursement of company portion of COBRA expenses

Receipt of the severance payments and benefits set forth above is contingent upon Mr. Partridge executing and not revoking a release of claims in favor of the Company.

Under the Partridge Employment Agreement, Mr. Partridge is also subject to certain restrictive covenants regarding confidentiality, non-disparagement, non-solicitation and non-competition. The non-solicitation and non-competition covenants apply during the term of Mr. Partridge’s employment and for the 12-month period following his termination of employment for any reason.

Elaiwat Employment Agreement (Effective as of November 1, 2025)

The Company entered into an employment agreement with Ms. Elaiwat to serve as Chief Financial Officer and Treasurer, effective as of November 1, 2025 (the “Elaiwat Employment Agreement”).

The initial term of the agreement expires on November 1, 2030, unless earlier terminated. Thereafter, the term renews automatically for additional periods of one year, unless either party provides notice of non-renewal at least 60 days prior to the automatic renewal. Under the Elaiwat Employment Agreement, Ms. Elaiwat’s annual base salary was $450,000, and, commencing in 2025, she is eligible to earn an annual cash bonus with a target opportunity equal to 75% of her annual base salary based upon the achievement of performance goals established by the  Compensation Committee of the board of directors, after consultation with the Chief Executive Officer. If the Compensation Committee after consultation with the Chief Executive Officer establishes a minimum overall performance goal that Ms. Elaiwat is required to achieve to receive an annual bonus and the minimum goal is achieved, then the annual bonus for such calendar year shall be equal to at least 50% of the target, but no more than 150% of the target bonus.

Ms. Elaiwat is eligible to receive an annual equity-based award with an aggregate target value equal to 75% of base salary. Commencing in 2026, 50% of each annual award shall consist of TBRSUs subject to time-based vesting and 50% shall consist of PBRSUs subject to performance-based vesting.

In addition, effective December 2, 2025, Ms. Elaiwat received an equity-based award with a target value equal to $192,329 in the form of TBRSUs that vest pro rata over three years, subject to Ms. Elaiwat’s continued service through the applicable vesting date.

In the event that Ms. Elaiwat terminates her employment for “good reason” or is terminated by the Company without “cause,” including non-renewal (and other than due to death or “permanent disability”), the Company will pay and provide Ms. Elaiwat, in addition to his previously accrued benefits and compensation, the following:

(1)	a prorated portion of her target annual cash bonus;
(2)	an amount equal to the sum of her annual base salary and target annual cash bonus; and
(3)	all outstanding and unvested time-vesting equity awards will fully vest, and all outstanding performance-vesting equity awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

In the event that Ms. Elaiwat terminates her employment for “good reason” or her employment is terminated by the Company without “cause,” including non-renewal, in either case, in connection with, or within 12 months following, a change in control, the Company will pay and provide her in addition to her previously accrued benefits and compensation, the following:

(1)	a prorated portion of Ms. Elaiwat’s target annual cash bonus;
(2)	an amount equal to two times the sum of Ms. Elaiwat’s annual base salary and target annual cash bonus;
(3)	all outstanding and unvested time-vesting equity awards will fully and immediately vest, and all outstanding performance-vesting equity awards will vest at the greater of (a) 100% of the number of shares of common stock granted pursuant to each such award and (b) the performance level achieved as of the termination date; and
(4)	12 months of reimbursement of company portion of COBRA expenses

Receipt of the severance payments and benefits set forth above is contingent upon Ms. Elaiwat executing and not revoking a release of claims in favor of the Company.

Under the Elaiwat Employment Agreement, Ms. Elaiwat is also subject to certain restrictive covenants regarding confidentiality, non-disparagement, non-solicitation and non-competition. The non-solicitation and non-competition covenants apply during the term of Ms. Elaiwat’s employment and for the 12-month period following her termination of employment for any reason.

Fato Employment Agreement

HHH entered into an employment agreement with Ms. Fato to serve as the General Counsel of HHH Seaport Division, effective May 31, 2024, which was assigned by HHH to us in connection with the separation and was amended on August 1, 2024 (as amended, the “Fato Employment Agreement” and together with the Partridge Employment Agreement and the Elaiwat Employment Agreement, the “Employment Agreements”).

The initial term of the agreement expires on April 1, 2029, unless earlier terminated. Thereafter, the term renews automatically for additional periods of one year, unless either party provides notice of non-renewal at least 60 days prior to the automatic renewal. Under the Fato Employment Agreement, Ms. Fato’s annual base salary was  $438,000 in 2025 and she is eligible to earn an annual cash bonus with a target opportunity equal to 50% of her annual base salary, based upon the achievement of performance goals established by the Compensation Committee or our board of directors. If the Compensation Committee establishes a minimum overall performance goal that Ms. Fato is required to achieve to receive an annual bonus and the minimum goal is achieved, then the annual bonus for such calendar year shall be equal to at least 50% of the target, but no more than 150% of the target bonus.

The Fato Employment Agreement provides that during each calendar year during the term, Ms. Fato is eligible to receive an annual equity-based award with an aggregate target value equal to 50% of her base salary. The first grant was made effective as of August 7, 2024. Commencing in 2025, 50% of each annual award shall vest pro rata over three years, subject to Ms. Fato’s continued service through the applicable vesting date, and the other 50% shall provide for performance-based vesting.

Pursuant to the Fato Employment Agreement, in the event that Ms. Fato terminates her employment for “good reason” or is terminated by the Company without “cause” (other than due to non-renewal, death or “permanent disability”), the Company will pay and provide Ms. Fato, in addition to her previously accrued benefits and compensation, the following:

(1)	a prorated portion of Ms. Fato’s target annual cash bonus;
(2)	an amount equal to the sum of Ms. Fato’s annual base salary and target annual cash bonus; and
(3)	all outstanding and unvested time-vesting equity awards will fully vest, and all outstanding performance-vesting equity awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

In the event that Ms. Fato’s employment terminates due to (i) the Company’s non-renewal of the Fato Employment Agreement after the expiration of the initial term ending on April 1, 2029 or any subsequent one-year renewal period or (ii) Ms. Fato’s death or disability, in any case, the Company will pay and provide Ms. Fato (or her estate), in addition to her previously accrued benefits and compensation, the following:

(1)	a prorated portion of Ms. Fato’s target annual cash bonus; and
(2)	all outstanding and unvested time-vesting equity awards, if any, will fully vest, and all outstanding performance-vesting equity awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

In the event that Ms. Fato terminates her employment for “good reason” or her employment is terminated by the Company without “cause,” in either case, in connection with, or within 12 months following, a change in control, the Company will pay and provide Ms. Fato, in addition to her previously accrued benefits and compensation, the following:

(1)	a prorated portion of Ms. Fato’s target annual cash bonus;
(2)	an amount equal to two times the sum of Ms. Fato’s annual base salary and target annual cash bonus; and
(3)	all outstanding and unvested time-vesting equity awards will fully and immediately vest, and all outstanding performance-vesting equity awards will vest at the greater of (a) 100% of the number of shares of common stock granted pursuant to each such award and (b) the performance level achieved as of the termination date.

Receipt of the severance payments and benefits set forth above is contingent upon Ms. Fato executing and not revoking a release of claims in favor of the Company.

Under the Fato Employment Agreement, Ms. Fato is also subject to certain restrictive covenants regarding confidentiality, non-disparagement, non-solicitation and non-competition. The non-solicitation and non-competition covenants apply during the term of Ms. Fato’s employment and for the 12-month period following her termination of employment for any reason.

General

The terms set forth below are generally defined as follows for purposes of the Employment Agreements:

●	“cause” means (i) a conviction, plea of guilty or no contest to any felony; (ii) gross negligence or willful misconduct in the performance of the executive’s duties; (iii) drug addiction or habitual intoxication; (iv) commission of fraud, embezzlement, misappropriation of funds, breach of fiduciary duty, material violation of law or a material act of dishonesty against the Company, in each case that the board determines was willful; (v) material and continued breach of the applicable Employment Agreement, after notice for substantial performance is delivered by the Company in writing that identifies in reasonable detail the manner in which the Company believes the executive is in breach of this employment agreement; (vi) willful material breach of Company policy or code of conduct; or (vii) willful and continued failure to substantially perform the executive’s duties under the applicable Employment Agreement (other than such failure resulting from the executive’s incapacity due to physical or mental illness);
●	“good reason” means (i) a material diminution in the executive’s annual base salary; (ii) a material diminution in the executive’s authority, duties or responsibilities; (iii) the executive no longer reports directly to the board (in the case of Mr. Partridge); (iv) any other action or inaction that constitutes a material breach by the Company of the applicable Employment Agreement; or (v) any requirement that the executive relocate or maintain the executive’s principal location of employment more than fifty (50) miles from New York, New York;
●	“permanent disability” means the inability of the executive to perform the essential functions of the executive’s job with the Company by reason of a medically determinable physical or mental impairment that can be expected to last for sixty (60) or more consecutive days or more than ninety (90) days during any three hundred sixty-five (365) day period, as determined by a duly licensed physician; and

●	“change in control” means (a) any consolidation, amalgamation, or merger of the Company with or into any other person, or any other corporate reorganization, business combination, transaction or transfer of securities of the Company by its stockholders, or a series of transactions (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization, business combination or transaction, collectively have beneficial ownership, directly or indirectly, of capital stock representing directly, or indirectly through one or more entities, less than fifty percent (50%) of the equity (measured by economic value or voting power (by contract, share ownership or otherwise)) of the Company or other surviving entity immediately after such consolidation, merger, reorganization, business combination or transaction; provided that in no event will the acquisition of capital stock by Pershing Square Capital Management, L.P. or its affiliated and managed funds constitute a “change of control”; (b) the sale or disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any person; (c) during any period of twelve (12) consecutive months, individuals who as of the beginning of such period constituted the entire board (together with any new directors whose election by such board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors of the Company, then still in office, who were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or (d) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Nikodemus Separation and Release Agreement

Mr. Nikodemus’s departure was deemed a Termination Without Cause, and under the terms of his employment agreement, he received specific benefits subject to the execution of a separation and release agreement.  These benefits included (i) one year of base salary and annual bonus, totaling $2,500,000; (ii) a prorated annual bonus for fiscal year 2025 in the amount of $1,051,369.86; and (iii) acceleration of all of his outstanding equity awards valued at $4,229,977.

COMPENSATION GOVERNANCE

Equity Award Grant Practices

The Compensation Committee does not grant equity awards in anticipation of the release of any material, non-public information, and we do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation. In the event that material, nonpublic information becomes known to the Compensation Committee before granting an equity award, the Compensation Committee will consider such information and use its business judgment to determine whether to delay the grant of equity to avoid any appearance of impropriety.

Although we do not have a formal policy with respect to the timing of our equity award grants, equity awards are generally approved on dates that the Compensation Committee meets and vesting schedules are determined by the Compensation Committee. These meetings are scheduled in advance and not in anticipation of the release of material, non-public information. The Compensation Committee may grant awards throughout the year, including in connection with new hires or promotions.

During 2025, we did not grant stock options or any other equity awards to our named executive officers during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information.

Stock Ownership Guidelines

Our named executive officers are subject to stock ownership guidelines as discussed under “Corporate Governance—Stock Ownership Guidelines” above.

Clawback Policy

We adopted a Clawback Policy in compliance with the SEC rules and New York Stock Exchange listing standards to recover any excess incentive-based compensation from current and former executive officers in the event of an accounting restatement.

Outstanding Equity Awards at 2025 Fiscal Year-End

The following table summarizes the number of shares of Company common stock underlying our named executive officers’ outstanding equity awards as of December 31, 2025:

Name	Date of Grant		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested (#) (1)(3)	Equity Inventive Plan Awards: Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
	9/18/2025							27,110	535,965
	9/18/2025					13,555	267,982
	9/18/2025		22,189	25.23	9/18/2035
Matthew Partridge	3/7/2025							20,482	404,929
	3/7/2025					20,482	404,929
	8/7/2024					22,762	450,005
	4/1/2024	(6)				25,008	494,658
	12/2/2025					9,265	183,169
Lenah Elaiwat	2/27/2025					7,168	142,067
	8/7/2024					4,110	81,255
	3/7/2025					4,824	95,370
Lucy Fato	3/7/2025							4,824	95,370
	8/7/2024					5,375	106,264
Anton Nikodemus (2)	8/7/2024		206,016	26.36	8/7/2034
	8/7/2024		241,546	39.54	8/7/2034
(1)	Each award in this table is eligible to vest upon certain qualifying terminations of employment under the applicable named executive officer’s employment agreement (see “Executive Compensation—Narrative Disclosure to Summary Compensation Table—Employment Agreements” above).
(2)	All outstanding equity awards for Mr. Nikodemus vested upon his termination of employment with the Company.
(3)	This column reflects PBRSUs subject to performance-based vesting, shown at target performance. The PBRSUs granted on March 7, 2025 will vest, subject to the achievement of certain performance and financial metrics, on March 7, 2028. The PBRSUs granted to Mr. Patridge on September 18, 2025 will vest, subject to the achievement of certain performance and financial metrics, on September 18, 2028.
(4)	This column reflects TBRSUs subject to time-based vesting. Such TBRSUs vest ratably on the first, second and third anniversaries of the grant date, or, in the case of the TBRSUs (i) granted to Mr. Partridge and Ms. Fato on August 7, 2024, the first, second, and third anniversaries of August 1, 2024 and (ii) granted to Ms. Elaiwat on December 2, 2025, the first, second, and third anniversaries of December 1, 2025. 3,193 of the TBRSUs granted to Ms. Elaiwat on August 7, 2024 vested on August 1, 2025 and the remaining 4,110 TBRSUs will vest ratably on the first and second anniversary of August 1, 2025.
(5)	Market value is based on the closing price of the Company’s common stock on December 31, 2025 which was $19.77 per share.
(6)	This award represents shares of restricted stock of the Company that were granted to Mr. Partridge in connection with the separation of the Company from HHH and the related pro rata spin-off distribution. The shares of restricted stock were granted pursuant to the Seaport Entertainment Group Inc. 2024 Equity Incentive Plan in replacement of shares of restricted stock originally granted by HHH on generally the same terms and conditions (including vesting schedules) as the original HHH award and in a manner intended to preserve the aggregate intrinsic value of the original HHH award. The shares of restricted stock vested or will vest annually in three substantially equal annual installments on the first, second, and third anniversaries of April 1, 2024.

EQUITY PLAN INFORMATION

The Seaport Entertainment Group Inc 2024 Equity Incentive Plan was approved prior to the separation by HHH, at the time our sole stockholder, and is administered by the Compensation Committee. The Plan authorizes the Compensation Committee to grant stock-based compensation awards, including stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards, to eligible participants. The Compensation Committee has the full power to interpret and administer the Plan and award agreements, subject to the limitations set forth in the Plan. A total of 6.8 million shares of common stock were initially reserved for issuance under the Plan. At December 31, 2025, approximately 5.6 million shares of common stock remained available to be issued.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(2)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column of this table)(3)
Equity compensation plans approved by securityholders(1)	809,975	31.91	5,639,838
Equity compensation plans not approved by securityholders	—	—	—
Total	809,975	31.91	5,639,838
(1)	This consists of the Seaport Entertainment Group Inc. 2024 Equity Incentive Plan.
(2)	Reflects stock option grants, restricted stock awards, restricted stock units and performance-based restricted stock units, granted under the Seaport Entertainment Group Inc. 2024 Equity Incentive Plan.
(3)	Reflects the number of shares remaining available for issuance under the Seaport Entertainment Group Inc. 2024 Equity Incentive Plan adjusted for awards that have been forfeited, canceled or otherwise terminated other than by exercise under the Seaport Entertainment Group Inc. 2024 Equity Incentive Plan.

Director Compensation

Director Compensation Program

Under the Director Compensation Program, each of our non-employee directors is eligible to receive an annual retainer, additional retainers for their service as Chairman, Lead Independent Director or on our board committees, and equity grants, as described below. Mr. Massaro has waived his right to any compensation and benefits from the Company that would otherwise be payable to him under the Director Compensation Program.

Cash compensation

Each of our non-employee directors is eligible to receive an annual retainer and fees for his or her service as Chairman or on our board committees as follows:

Element		Amount
Annual Retainer		$50,000
Chairman		$10,000
Audit Committee	Chair:	$20,000
	Other members:	$10,000
Compensation Committee	Chair:	$15,000
	Other members:	$8,750
Nominating and Corporate Governance Committee	Chair:	$12,500
	Other members:	$5,000

Retainers are paid quarterly on the fifteenth (15th) day of the last month of the quarter in which the retainer is earned (or the next business day if such day is a weekend or holiday) (the “Payment Date”). Retainers are generally payable in cash, but each director may elect to receive all (but not less than all) of such director’s cash retainer(s) in fully vested shares under the Plan with a grant date value equal to the amount of the cash retainer otherwise payable on the Payment Date. In the event that a non-employee director’s service terminates prior to any given Payment Date, the applicable retainer(s) will be paid in cash, notwithstanding a director’s election to receive such retainer(s) in fully vested shares.

Other than the annual fees described above, our non-employee directors do not receive meeting fees or other compensation for their attendance at specific meetings of our board of directors or its committees. Directors are also eligible for reimbursement for their expenses incurred in attending meetings of the board of directors in accordance with Company policy.

Equity Compensation

Each non-employee director is eligible to receive quarterly equity awards under our Equity Incentive Plan. Each non-employee director who is serving on the board of directors on a quarterly Payment Date (other than Mr. Massaro) is automatically granted an award of fully vested shares with a grant date value equal to $25,000 (a “Quarterly Award”). In the event that a non-employee director’s service terminates prior to the applicable Payment Date for a Quarterly Award, such Quarterly Award will instead be paid in cash.

Non-employee directors have an option to receive all of their cash retainers in cash or common stock of the Company. If a non-employee director elects to receive his or her annual retainer in common stock, such director will be granted shares consisting of that number of shares that equals 100% of the annual retainer, based on the closing price as of the trading day of the payment due date. None of our directors have elected to receive their cash compensation in stock.

Compensation under the Director Compensation Program is subject to the non-employee director compensation limits set forth in the Plan.

Stock Ownership Guidelines

Our non-employee directors are subject to the stock ownership guidelines described above (see “Stock Ownership Guidelines”).

Director Compensation Table

The following table sets forth information concerning the compensation of our non-employee directors for the year ended December 31, 2025.

Name(1)	Fees Earned or Paid in Cash($)	Stock Awards ($)(2)	Total ($)
Michael Crawford Chairman of the Board(3) Chair – Nominating and Corporate Governance Committee	91,250	100,054	191,304
Monica Digilio Chair – Compensation Committee	80,000	100,054	180,054
David Hirsh Chair – Audit Committee	83,750	100,054	183,804
Anthony Massaro(4)	—	—	—
(1)	Mr. Nikodemus, and subsequently Mr. Partridge, served as members of our board of directors and President and Chief Executive Officer of the Company during fiscal year 2025, and their compensation for fiscal year 2025 is reported in the Summary Compensation Table and other tables and sections of this Proxy Statement. Neither Mr. Nikodemus nor Mr. Partridge received any additional compensation for service on the board of directors.
(2)	Amounts reflect the aggregate grant date fair value of fully vested shares of Company common stock granted to our non-employee directors in accordance with ASC Topic 718. The number of shares subject to each award was determined by dividing the dollar-denominated value by the fair market value of a share of our common stock on the grant date (or, in the event that the grant date is not a trading day, on the immediately preceding trading day), rounded up to the nearest whole share.
(3)	Effective September 4, 2025 and in connection with Mr. Nikodemus’s transition from his role as Chairman, President and Chief Executive Officer, Mr. Crawford, who served as Lead Independent Director of the board of directors, was appointed to fill the role of independent Chairman of the board of directors. Accordingly, the position of Lead Independent Director was eliminated. Mr. Crawford’s compensation for his service as Chairman continues to be $10,000, the same amount he received for his service as Lead Independent Director.
(4)	Mr. Massaro serves as the Pershing Square representative on our board of directors and has waived any compensation and benefits from the Company that would otherwise be payable to him under the Director Compensation Program.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to beneficial ownership of our common stock as of April 16, 2026, the record date, for:

●	each of our named executive officers,
●	each of our directors and director nominees,
●	all of our current executive officers and directors as a group and
●	each person known to us to be the beneficial owner of more than 5% of our common stock.

Information with respect to beneficial ownership is based on our records, information filed with the SEC or information furnished to us by each director, executive officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Unless otherwise indicated by footnote, and subject to applicable community property laws, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of shares beneficially owned is based on 12,801,910 shares of common stock outstanding as of April 16, 2026.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Seaport Entertainment Group Inc., 199 Water Street, New York, New York 10038.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares of Common Stock	Percent of Voting Power
Executive Officers, Directors and Director Nominees:
Matthew M. Partridge	38,835	*	%
Lenah Elaiwat	2,042	*
Lucy Fato	1,614	*
Michael A. Crawford	6,043	*
Monica S. Digilio	6,043	*
David Z. Hirsh	6,043	*
Anthony F. Massaro	33	*
All executive officers and directors as a group (8 persons)	65,984	*	%
Anton D. Nikodemus	302,829	2.4%
5% or Greater Stockholders:
Pershing Square Capital Management, L.P. (1)	5,023,780	39.2%
*	Represents less than 1%.
(1)	Based solely on information contained in a Schedule 13D/A filed with the SEC on October 22, 2024 by Pershing Square Capital Management, L.P. (“PSCM”), Pershing Square Holdco, L.P. (“PS Holdco”), Pershing Square Holdco GP, LLC (“PS Holdco GP”), PS Holdco GP Managing Member, LLC (“ManagementCo”) and William A. Ackman. According to the Schedule 13D/A, (i) PSCM is the investment advisor to certain affiliated funds, including Pershing Square, L.P., Pershing Square International, Ltd. and Pershing Square Holdings, Ltd. (collectively, the “Pershing Square Funds”), (ii) PS Holdco is the indirect sole owner of PSCM, (iii) PS Holdco GP is the sole general partner of PS Holdco, (iv) ManagementCo is the sole member of PS Holdco GP, and (v) Mr. Ackman is the Chief Executive Officer of PSCM, a director of PS Holdco GP and a member of ManagementCo. According to the Schedule 13D/A, PSCM, PS Holdco, PS Holdco GP, ManagementCo and Mr. Ackman may each be deemed to be the beneficial owner of these shares. The principal business address of each of the reporting persons is 787 Eleventh Avenue, 9th Floor, New York, New York 10019.

Certain Relationships and Related Party Transactions

Procedures for Approval of Related Party Transactions

Our board of directors has adopted a written policy on related party transactions (the “RPT Policy”). Each of the agreements between us and HHH and its subsidiaries that were entered into prior to the separation, and any transactions contemplated thereby are therefore not subject to the terms of the RPT Policy.

As described in the Code of Conduct, conflicts of interest can arise when an employee’s or director’s personal or family relationships, financial affairs, an outside business involvement or other private interest may adversely influence the judgment or loyalty required for performance of their duties to the Company. In cases where there is an actual or even the appearance of a conflict of interest, the individual involved is required to disclose such conflict to our General Counsel.

The RPT Policy, which supplements the Code of Conduct provisions addressing conflicts of interest, addresses the Company’s policy with respect to related party transactions. The RPT Policy is administered by the Audit Committee. Under this policy, the Audit Committee reviews certain financial transactions, arrangements and relationships between the Company and any of the following related parties to determine whether any such transaction, arrangement or relationship is a related party transaction:

●	any director, director nominee or executive officer of the Company
●	any beneficial owner of more than 5% of the Company’s outstanding stock
●	any immediate family member of any of the foregoing

No director may participate in any approval or ratification of a related party transaction in which the director or an immediate family member of the director is involved. The Audit Committee may only approve or ratify those transactions the Audit Committee determines to be in our best interests.

AGREEMENTS WITH HHH

Agreements Related to our Separation from HHH

In connection with the separation, we and HHH entered into certain agreements, including a separation agreement, a transition services agreement, an employee matters agreement and a tax matters agreement—each to effect the separation and provide a framework for our relationship with HHH after the separation. These agreements provide for the allocation between us and HHH of assets, employees, liabilities and obligations (including property and employee benefits and tax-related assets and liabilities) attributable to periods before, at and after the separation.

Separation Agreement

The separation agreement sets forth our agreements with HHH regarding the principal actions that were or will be taken in connection with the separation. The agreement identifies assets transferred, liabilities assumed and contracts allocated to each of HHH and us as part of the internal reorganization transaction and describes when and how these transfers, assumptions and assignments will occur. The separation agreement provides for those transfers of assets and assumptions of liabilities that are necessary in connection with the separation so that we and HHH retain or acquire the assets necessary to operate our respective businesses and retain or assume the liabilities allocated in accordance with the separation. The separation agreement also provides for the settlement or extinguishment of certain liabilities and other obligations between us and HHH. Other matters governed by the separation agreement include, the payment of related costs, indemnification obligations, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

Transition Services Agreement

Pursuant to the transition services agreement, HHH and its subsidiaries have agreed to provide to us and our subsidiaries, on an interim, transitional basis, certain services, including, but not limited to information technology services, construction and development services, treasury services, human resources and property management. The charges for the transition services are generally expected to allow HHH to recover all internal and external costs and expenses it actually incurs. It is anticipated that all of the services will expire within 12 months following the separation.

In 2024 and 2025, we paid HHH approximately $0.3 million and $50,000, respectively, pursuant to the transition services agreement.

Employee Matters Agreement

The employee matters agreement allocates liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs and other related matters. Pursuant to the agreement, except as otherwise provided in the transition services agreement, from and after the effective time of the separation, HHH assumes or retains all liabilities with respect to all HHH employees and former employees and all HHH compensation and employee benefit plans and arrangements, and we assume or retain all liabilities with respect to all Company employees and all Company compensation and employee benefit plans and arrangements.

Tax Matters Agreement

The tax matters agreement governs HHH’s and our respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and certain other matters regarding taxes. In general, we are responsible for all U.S. federal, state, local and foreign taxes (and any related interest, penalties or audit adjustments) that are attributable to us or our businesses for any tax period (or portion thereof) beginning after the separation. In addition, we are responsible for taxes incurred by HHH or us relating to or arising out of any failure of the intended tax treatment of the separation which failure is attributable to certain acts or omissions by us, inaccuracies, misrepresentations or misstatements relating to us or certain events involving our stock or assets.

Revolving Credit Agreement

In connection with the separation, we, through our wholly owned subsidiary SEG Revolver, LLC, entered into a credit agreement with HHH, as lender (the “Revolving Credit Agreement”). The Revolving Credit Agreement provided for a revolving commitment of $5.0 million, with an interest rate of 10% and a term of one year. In the fourth quarter of 2024, the Revolving Credit Agreement was terminated. We did not have any outstanding borrowings under the agreement at the time it was terminated.

AGREEMENTS WITH Pershing Square

Backstop Agreement

In connection with the rights offering, we entered into a backstop agreement with the Pershing Square Funds, pursuant to which the Pershing Square Funds agreed to (i) exercise their pro rata subscription right with respect to the rights offering at the rights offering price of $25 per share of our common stock and (ii) purchase any shares not purchased upon the expiration of the rights offering at the rights offering price, up to $175 million in the aggregate. The Pershing Square Funds also agreed to standstill provisions such that, subject to limited exceptions, they would not effect or agree to effect any acquisition of our securities prior to January 31, 2026.

Pursuant to the backstop agreement, the Pershing Square Funds fully exercised their pro rata subscription rights with respect to the rights offering. However, because the rights offering was over-subscribed, the Pershing Square Funds did not purchase any additional shares beyond those resulting from the exercise of their pro rata subscription rights and the exercise of their over-subscription privilege.

Investor Rights Agreement

In connection with the rights offering, we also entered into an investor rights agreement with the Pershing Square Funds (the “investor rights agreement”). The investor rights agreement provides the Pershing Square Funds with certain rights, including, under certain circumstances and subject to certain restrictions, rights with respect to the registration of their shares of our common stock under the Securities Act.

The Pershing Square Funds may request that we file a registration statement to register the offer and sale of their shares. Each such request for registration must cover securities the aggregate fair market value of which is at least $25 million. We will not be obligated to effect an underwritten offering with respect to any entity that is a Company affiliate during the regular trading blackout period for our directors, officers and other certain employees. The number of demand registrations that the Pershing Square Funds will be entitled to request is unlimited; provided, we will not be obligated to undertake more than one related underwritten offering in any twelve-month period following October 17, 2024.

The Pershing Square Funds are also entitled to certain “piggyback” registration rights. If we propose to register shares of our common stock or other securities under the Securities Act, either for our own account or for the account of other security holders, in connection with such offering, the Pershing Square Funds will be able to request that we include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, subject to certain exceptions, the Pershing Square Funds will be entitled to notice of the registration and have the right, subject to certain limitations, to include their shares of common stock in the registration.

Pursuant to the investor rights agreement, the Pershing Square Funds also have the right to nominate one individual to serve on our board of directors; however, if we increase the size of the board to larger than five directors, the Pershing Square Funds will have the right to nominate individuals representing at least 20% of the total number of directors. Our obligations under the provisions of the investor rights agreement related to the Pershing Square Funds’ nomination rights will terminate on the earlier of (i) the date on which the Pershing Square Funds no longer beneficially owns at least 10% of the total outstanding shares of our common stock and (ii) the Pershing Square Funds’ irrevocable waiver and termination of such rights. These board designation rights are also contained in our amended and restated charter.

INDEMNIFICATION AGREEMENTS

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements provide for the indemnification of each such director or executive officer to the fullest extent permitted by applicable law, subject to certain exceptions, against expenses, judgments, fines and other amounts arising from any claims relating to the fact that such person is or was a director or executive officer, as applicable, of the Company, and also provide for rights to the advancement of expenses, including legal expenses.

Stockholder Proposals

Any stockholder intending to present a proposal at the 2027 Annual Meeting and have the proposal included in the related proxy statement and proxy card pursuant to Rule 14a-8 of the Exchange Act must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, including the SEC’s proxy rules, submit the proposal in writing to us no later than December 24, 2026.

Our amended and restated bylaws provide that any stockholder intending to nominate a director or present a stockholder proposal of other business for consideration at the 2027 Annual Meeting but not intending for such nomination or proposal to be considered in the related proxy statement and proxy card (i.e., not pursuant to Rule 14a-8 of the Exchange Act) must notify us in writing not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting of stockholders is more than 30 days before or more than 60 days after such anniversary, to be timely, notice must be received not more than the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public announcement of the date of such meeting is first made. Accordingly, to timely submit a director candidate for nomination at the 2027 Annual Meeting, such submission must be made, in writing, by March 10, 2027, but in no event earlier than February 8, 2027.

In addition to satisfying the foregoing requirements under our amended and restated bylaws, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company setting forth the information required by Rule 14a-19 under the Exchange Act no later than April 9, 2027.

The person presiding over the 2027 Annual Meeting reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal or director nominee that does not comply with these and any other applicable requirements, including the conditions set forth in our amended and restated bylaws and requirements established by the SEC.

In connection with our solicitation of proxies for the 2027 Annual Meeting, we intend to file a proxy statement and WHITE proxy card with the SEC. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at www.sec.gov.

Annual Report

For stockholders receiving paper copies of this Proxy Statement, a copy of our Annual Report will accompany the Proxy Statement. For stockholders receiving the Notice only, this Proxy Statement and our Annual Report will be available electronically.

We make available, free of charge, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. These filings are available on our website at ir.seaportentertainment.com. Copies of our Annual Report (exclusive of exhibits and documents incorporated by reference) are also available without charge to stockholders upon written request addressed to Seaport Entertainment Group Inc. at our principal executive offices at 199 Water Street, 28th Floor, New York, NY 10038, Attention: Investor Relations. Copies of exhibits and basic documents filed with the Annual Report or referenced therein will be furnished to stockholders upon written request and payment of a nominal fee in connection with the furnishing of such documents.

Other Matters

We do not know of any business, other than as described in this Proxy Statement, that should be considered at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires directors, executive officers, and persons who beneficially own more than 10% of our common stock to file with the SEC and NYSE initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock. Directors, executive officers, and beneficial owners of more than 10% of our common stock are required by SEC rules to furnish us with copies of all such reports. To our knowledge, based solely upon a review of the copies of such reports furnished to us and written representations from directors and executive officers that no other reports were required, we believe that all reports required under Section 16(a) were timely filed during the fiscal year ended December 31, 2025, with the exception of the following:

●	Form 4 filed on March 4, 2025, pertaining to Ms. Elaiwat’s receipt on February 27, 2025 of 7,186 RSUs under the Seaport Entertainment Group Inc. 2024 Equity Incentive Plan
●	Form 4s filed on June 27, 2025 for each of Mr. Hirsh, Mr. Crawford and Ms. Digilio pertaining to their receipt on June 16, 2025 of 1,279 shares of common stock under the Seaport Entertainment Group Inc. 2024 Equity Incentive Plan, pursuant to the Seaport Entertainment Group Inc. Independent Director Compensation Program
●	Form 4 filed on July 16, 2025, pertaining to the withholding on December 29, 2024 of 8,935 shares of common stock from Mr. Nikodemus for payment of the tax liability incident to the vesting of shares of common stock granted by the Company pursuant to the terms of the Seaport Entertainment Group Inc. 2024 Equity Incentive Plan
●	Form 4 filed on July 16, 2025, pertaining to the withholding on April 1, 2025 of 4,440 shares of common stock from Mr. Partridge for payment of the tax liability incident to the vesting of shares of common stock granted by the Company pursuant to the terms of the Seaport Entertainment Group Inc. 2024 Equity Incentive Plan

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V96302-P51547 ! ! ! For All Withhold All For All Except For Against Abstain ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. SEAPORT ENTERTAINMENT GROUP INC. 199 WATER STREET NEW YORK, NY 10038 Nominees: 2. Ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2026. 1. Election of directors to serve until the Company’s 2027 annual meeting of stockholders and until their successors are duly elected and qualified. 01) Matthew M. Partridge 02) Michael A. Crawford 03) Monica S. Digilio 04) David Z. Hirsh 05) Anthony F. Massaro SEAPORT ENTERTAINMENT GROUP INC. The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR the following proposal: Note: In their discretion, the proxies are authorized to vote upon such other matters that may properly come before the meeting and any adjournments or postponements thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 7, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SEG2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 7, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

V96303-P51547 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. Continued and to be signed on reverse side SEAPORT ENTERTAINMENT GROUP INC. ANNUAL MEETING OF STOCKHOLDERS JUNE 8, 2026 10:00 AM ET THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The stockholder(s) hereby appoint(s) Lucy Fato and Richard Kim, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Seaport Entertainment Group Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM ET on June 8, 2026, virtually at www.virtualshareholdermeeting.com/SEG2026, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations as indicated on the reverse side, and in the discretion of the proxies (1) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve and (ii) on such other matters as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.